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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   SCHEDULE TO
                          ISSUER TENDER OFFER STATEMENT
    UNDER SECTION 14(d)(1) OR 13(e)(1) OF THE SECURITIES EXCHANGE ACT OF 1934


                             NEWPOWER HOLDINGS, INC.
                       (Name Of Subject Company (Issuer))


                         WINDSOR ACQUISITION CORPORATION
                    A WHOLLY OWNED SUBSIDIARY OF CENTRICA PLC
                        (Name Of Filing Person (Offeror))


                                  COMMON STOCK,
                            PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)


                                 CUSIP 87260K107
                      (CUSIP Number of Class of Securities)


                                  GRANT DAWSON
                                 GENERAL COUNSEL
                                  CENTRICA PLC
                           MILLSTREAM, MAIDENHEAD ROAD
                           WINDSOR, BERKSHIRE SL4 5GD
                                 UNITED KINGDOM
                                 44-1753-494-000

                 (Name, address, and telephone numbers of person
                        authorized to receive notices and
                   communications on behalf of filing persons)


                                 with a copy to:

                                JOSEPH B. FRUMKIN
                               SULLIVAN & CROMWELL
                                125 BROAD STREET
                          NEW YORK, NEW YORK 10004-2498
                                 (212) 558-4000

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                            CALCULATION OF FILING FEE
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       Transaction valuation                           Amount of filing fee
                N/A                                            N/A
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[ ]  Check the box if any part of the fee is offset as provided by Rule
     0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

               Amount Previously Paid: N/A
               Form or Registration No.: N/A
               Filing Party: N/A
               Date Filed: N/A

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

               [X]  third-party tender offer subject to Rule 14d-1.
               [ ]  issuer tender offer subject to Rule 13e-4.
               [ ]  going-private transaction subject to Rule 13e-3.
               [ ]  amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:

ITEMS 1-11.

N/A

ITEMS 12. EXHIBITS

Exhibit 99.1  Text of Press Release issued by Centrica plc on February 23, 2002.

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